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ADM Board of Directors Nominates Suzan F. Harrison to Board

•	Mollie Hale Carter and Antonio Maciel Neto will not stand for re-election

CHICAGO, March 24, 2017—Archer Daniels Midland Company (NYSE: ADM) today announced that its Board of Directors has nominated Suzan F. Harrison to stand for election to the board at its upcoming Annual Stockholders’ Meeting on May 4, 2017. Harrison, a 33-year veteran of Colgate Palmolive, currently is president of Global Oral Care and has served in several senior level positions at Colgate-Palmolive, including as president of Hill’s Pet Nutrition Inc. North America.

ADM also announced that Mollie Hale Carter, who has served as an ADM director since 1996, and Antonio Maciel Neto, who has served as an ADM director since 2006, have informed the board that they will not seek re-election at the Annual Stockholders’ Meeting.

“Suzan Harrison would be a tremendous addition to ADM’s Board of Directors,” said Chairman and CEO Juan Luciano. “If elected by our shareholders, she will bring extensive experience in areas such as consumer insight, marketing, and customer-driven innovation, all of which are critical to our ongoing efforts to expand throughout the value stream.

“On behalf of the board and the entire company, I’d like to extend my heartfelt thanks to Mollie Hale Carter and Antonio Maciel Neto for their service. As our longest-serving member of the board and former lead independent director, Mollie has guided our growth over the last two decades. Antonio too has been a valued adviser and leader, particularly as a member and ultimately chair of the Nominating/Corporate Governance Committee, in which role he helped enhance our governance and compliance programs.”

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with approximately 32,000 employees serving customers in more than 160 countries. With a global value chain that includes approximately 500 crop procurement locations, 250 ingredient manufacturing facilities, 38 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, industrial and energy uses. Learn more at www.adm.com.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484